Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Gladstone Investment Corporation of our reports dated May 20, 2015 relating to the financial statements, financial statement schedules and senior securities table, and the effectiveness of internal control over financial reporting of Gladstone Investment Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

June 16, 2015